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                                                                Exhibit (13)(c)

February 18, 2008

The Gateway Trust
399 Boylston Street
Boston, MA 02116

Re:Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

   Gateway Investment Advisers, LLC ("Gateway") notifies you that it will reduce its management fee and if necessary, bear certain expenses of the Gateway Fund (the "Fund") through April 30, 2010 to the extent that the total annual fund operating expenses of each class of the Fund, exclusive of brokerage, interest, taxes and extraordinary expenses (such as litigation and indemnification, expenses), would exceed the following annual rate:

                     Name of Fund                      Expense Cap
                     ------------                      ------------------------
                     Gateway Fund                      0.94% for Class A shares
                                                       1.70% for Class C shares
                                                       0.70% for Class Y shares

   With respect to the Fund, subject to applicable legal requirements, Gateway shall be permitted to recover, on a class by class basis, management fees reduced and/or any expenses, except operating expenses that have been waived by Natixis Asset Management Advisors, L.P. under the Administrative Services Fee Waiver, it has borne subsequent to the effective date of this Letter Agreement in later periods to the extent that a class' total annual fund operating expenses fall below the annual rates set forth above; provided, however, that Gateway is not entitled to recover any such reduced fees and expenses with respect to a class more than one year after the end of the fiscal year in which the fee/expense was incurred.

   For purposes of determining any such waiver or expense reimbursement, expenses of the class of the Fund shall not reflect the application of balance credits made available by the Fund's custodian or arrangements under which broker-dealers that execute portfolio transactions for the Fund agree to bear some portion of Fund expenses.

   We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

                                           Gateway Investment Advisers, LLC

                                           By:    /s/ J. Patrick Rogers
                                                  ------------------------------

                                           Name:  J. Patrick Rogers

                                           Title: President

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